GulfMark Offshore Reports Record Operating Margin
for the Fourth Quarter of 2008

February 23, 2009 - Houston - GulfMark Offshore, Inc. (NYSE:GLF) today announced results of operations for the fourth quarter and twelve months ended December 31, 2008.  Highlights for those periods include:

•	Quarterly Operating Income Margin of 47% (60% Including Vessel Sales)
•	Quarterly Diluted EPS of $2.35 ($1.72 Excluding Vessel Sales)
•	Annual Diluted EPS of $7.56
•	Quarterly Utilization in the North Sea (96.8%) and Southeast Asia (99.2%)
•	Contract Cover for 2009 at 65% and 34% for 2010

4th Quarter 2008 Compared to 4th Quarter 2007

Revenue for the fourth quarter of 2008 was $121.9 million, an increase of 33% over the same period in the prior year. Operating income was $57.1 million in the fourth quarter of 2008, before gains on vessel sales, an increase of 53% over the prior period in 2007.  Net income for the fourth quarter of 2008, also excluding gains on vessel sales, was $1.72 per diluted share. GulfMark Americas operations, formerly Rigdon Marine, which was acquired on July 1, 2008, contributed revenue of $37.2 million during the fourth quarter and operating income of $16.0 million. The ongoing rejuvenation of the Southeast Asia fleet, and its resulting improvement in earnings capacity drove the remaining increase in operating income of $3.7 million along with additional improvements in the Americas, offset by foreign currency movements in the North Sea.

4th Quarter 2008 Compared to 3rd Quarter 2008

Operating income, excluding gains on vessel sales, increased $7.0 million, or 14%, sequentially even though revenue declined over the same period by $2.7 million, or 2%. All regions delivered increased operating margins driven primarily by the Americas, which had improved utilization and reduced drydock expense. The North Sea had a strong improvement in utilization but the impact was largely offset by adverse foreign currency movements, while Southeast Asia’s increase in operating margin was driven by a significant reduction in operating expenses for the quarter.

GulfMark Offshore, Inc.
Press Release
February 23, 2009

Fiscal Year 2008 Compared to Fiscal Year 2007

Revenue for 2008 was $411.7 million, an increase of 35% compared to $306.0 million in fiscal year 2007. Operating income, excluding gains on sale of assets, increased by 41% to $172.0 million as compared to the prior year of $122.1 million. Net income was $183.8 million, an increase of 86% compared to $99.0 million in fiscal year 2007. Annual diluted EPS was $7.56, an increase of 76% over the prior year. Excluding gains on sale of assets, annual EPS increased by 63% to $6.13 per diluted share compared to the prior year of $3.76 per diluted share.

“2008 has been a year of growth and development for GulfMark,” commented Bruce Streeter, President and CEO, “The company took significant steps over the past twelve months to increase its global footprint through the addition of the 22 vessel Gulf of Mexico fleet provided through the Rigdon Marine acquisition. We have further refined and upgraded our fleet in 2008 with the addition of seven new build vessels and the sale of five older vessels. As demonstrated through our positive annual results, our ongoing vision to grow a modern fleet through acquisitions and new vessel construction, as well as diligently expand into profitable markets, improved our 2008 earnings and positions us for stronger growth in the future.

As mentioned in the third quarter earnings release, GulfMark sold the North Fortune, a PSV built in 1983 and took delivery of the Mako, an FSV, in October. In February, the company took delivery of the Swordfish, a crew boat based in the Gulf of Mexico. GulfMark is scheduled to take delivery of six new vessels in 2009 and another six in 2010. The company’s next delivery is the Sea Cherokee, an AHTS, scheduled for March 2009, which will be on a long term contract based in Southeast Asia.

While current market conditions are uncertain, we are confident in our ability to navigate this more challenging environment. GulfMark’s financial position is solid and we remain focused on our long term strategy and the potential opportunities that unstable markets often provide. Our liquidity is stronger than it has ever been and our young, modern, technologically advanced fleet already has 65% contract cover for 2009.”

Liquidity and Capital Commitments

Cash flow from operations totaled $205.2 million for the twelve months ended December 31, 2008, compared to $128.6 million for the same period in 2007. The company made significant investments in 2008, including $108.6 million in capital expenditures, primarily related to the new build program and $121.6 million related to the acquisition of Rigdon Marine. Estimated cash commitments for 2009 for the new build program are approximately $111.0 million and are expected to be funded from cash on hand and cash flow from operations.

Liquidity at quarter-end was $228.8 million, consisting of $138.0 million of working capital and $90.8 million available under the company’s $175.0 revolving credit facility. Total debt at December 31, 2008 was $481.9 million and cash on hand was $100.8 million.

GulfMark Offshore, Inc.
Press Release
February 23, 2009

Conference Call Information

GulfMark will conduct a conference call to discuss the earnings with analysts, investors and other interested parties at 9:00 a.m. EST on Monday, February 23, 2009. Those interested in participating in the conference call should call 877-381-5943 (international callers should use 973-638-3424) five minutes in advance of the start time and ask for the GulfMark Fourth Quarter Earnings conference call. A telephonic replay of the conference call will be available for four days, starting approximately 2 hours after the completion of the call, and can be accessed by dialing 800-642-1687 (international callers should use 706-645-9291) and entering access code 84504120. The conference call will also be available via audio webcast and available for podcast download and can be accessed from the Investor Relations section of GulfMark’s website at www.GulfMark.com or by visiting www.InvestorCalendar.com. The webcast will be available for replay until May 23, 2009.  A transcript of the call will be filed with the SEC on Form 8-K as soon as practicable.

GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of 95 offshore support vessels serving every major offshore energy market throughout the world.

Contact:
James (Jay) Harkness, Vice President of Investor Relations and Treasurer
E-mail: Jay.Harkness@GulfMark.com
(713) 963-952

Edward A. Guthrie, Executive Vice President & CFO
E-mail: Ed.Guthrie@GulfMark.com
(713) 963-9522

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors.  Among the factors that could cause actual results to differ materially are: price of oil and gas and their effect on industry conditions; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where GulfMark operates; changes in competitive factors; delay or cost overruns on construction projects and other material factors that are described from time to time in the GulfMark’s filings with the SEC. Consequently, forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved.

GulfMark Offshore, Inc.
Press Release
February 23, 2009

Statement of Operations (unaudited)	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2008	2008	2008	2008	2007

Revenue	$121,883	$124,616	$81,893	$83,348	$91,455
Direct operating expenses	39,833	46,482	29,912	27,698	31,908
Drydock expense	1,493	3,504	2,630	3,692	4,067
General and administrative expenses	10,923	11,123	9,421	8,777	9,612
Depreciation and amortization expense	12,574	13,463	9,515	8,748	8,476
Gain on sale of assets	(16,054)	(2,347)	(16,407)	(3)	(1,776)
Operating Income	73,114	52,391	46,822	34,436	39,168

Interest expense	(7,023)	(5,151)	(935)	(1,182)	(1,809)
Interest income	469	385	296	296	451
Foreign currency gain (loss) and other	(714)	2,278	195	(150)	(520)
Income before income taxes	65,846	49,903	46,378	33,400	37,290
Income tax benefit (provision)	(6,526)	(4,484)	403	(1,136)	(24,621)
Net Income	$59,320	$45,419	$46,781	$32,264	$12,669

Earnings per share:
Basic	$2.39	$1.83	$2.06	$1.43	$0.56
Diluted	$2.35	$1.78	$2.00	$1.40	$0.55

Weighted average common shares	24,867	24,865	22,661	22,543	22,502
Weighted average diluted common shares	25,195	25,445	23,334	23,116	23,097

GulfMark Offshore, Inc.
Press Release
February 23, 2009

Operating Statistics	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2008	2008	2008	2008	2007
Revenue by Region (000’s)
North Sea based fleet	$52,995	$59,169	$53,452	$60,508	$71,882
Southeast Asia based fleet	20,354	21,094	20,175	16,228	13,154
Americas based fleet	48,534	44,353	8,266	6,612	6,419

Rates Per Day Worked
North Sea based fleet	$21,176	$23,449	$21,766	$24,974	$28,324
Southeast Asia based fleet	19,928	18,844	17,992	14,335	13,475
Americas based fleet	17,090	16,815	15,854	13,062	12,292

Overall Utilization
North Sea based fleet	96.8%	94.1%	95.3%	92.4%	93.0%
Southeast Asia based fleet	99.2%	97.2%	86.6%	96.8%	93.2%
Americas based fleet	95.7%	93.9%	85.5%	88.0%	97.0%

Average Owned/Chartered Vessels
North Sea based fleet	26.3	27.0	27.0	28.3	29.0
Southeast Asia based fleet	11.3	12.8	14.8	13.0	11.6
Americas based fleet	32.7	31.0	7.0	6.3	6.0
Total	70.3	70.8	48.8	47.6	46.6

Drydock Days
North Sea based fleet	29	28	51	45	55
Southeast Asia based fleet	-	5	21	13	28
Americas based fleet	-	55	84	37	-
Total	29	88	156	95	83

Expenditures (000’s)	$1,493	$3,504	$2,630	$3,692	$4,067

	At February 20, 2009
	2009(2)	2010(2)
Forward Contract Cover(1)
North Sea based fleet	71%	37%
Southeast Asia based fleet	67%	41%
Americas based fleet	60%	28%
Total	65%	34%

(1)Forward contract cover represents number of days vessels are under contract or option by customers divided by total calendar days vessels are available for charter hire.
 (2)Represents full calendar year.

GulfMark Offshore, Inc.
Press Release
February 23, 2009

Statement of Operations (unaudited)	Twelve Months Ended
	December 31,	December 31,
	2008	2007

Revenue	$411,740	$306,026
Direct operating expenses	143,925	108,386
Drydock expense	11,319	12,606
General and administrative expenses	40,244	32,311
Depreciation and amortization expense	44,300	30,623
Gain on sale of assets	(34,811)	(12,169)
Operating Income	206,763	134,269

Interest expense	(14,291)	(7,923)
Interest income	1,446	3,147
Foreign currency gain (loss) and other	1,609	(298)
Income before income taxes	195,527	129,195
Income tax benefit (provision)	(11,743)	(30,220)
Net Income	$183,784	$98,975

Earnings per share:
Basic	$7.74	$4.41
Diluted	$7.56	$4.29

Weighted average common shares	23,737	22,435
Weighted average diluted common shares	24,319	23,059

GulfMark Offshore, Inc.
Press Release
February 23, 2009

Operating Statistics	Twelve Months Ended
	December 31,	December 31,
	2008	2007
Revenue by Region (000’s)
North Sea based fleet	$226,124	$241,664
Southeast Asia based fleet	77,851	41,257
Americas based fleet	107,765	23,105

Rates Per Day Worked
North Sea based fleet	$22,837	$24,120
Southeast Asia based fleet	17,723	10,276
Americas based fleet	16,567	11,386

Overall Utilization
North Sea based fleet	94.6%	92.8%
Southeast Asia based fleet	94.5%	93.3%
Americas based fleet	93.4%	94.9%

Average Owned/Chartered Vessels
North Sea based fleet	27.2	28.8
Southeast Asia based fleet	13.0	12.0
Americas based fleet	19.3	6.0
Total	59.5	46.8

Drydock Days
North Sea based fleet	153	200
Southeast Asia based fleet	39	92
Americas based fleet	176	44
Total	368	336

Expenditures (000’s)	$11,319	$12,606

GulfMark Offshore, Inc.
Press Release
February 23, 2009

	Owned Vessels: Count by Reporting Segment
	North Sea	Southeast Asia	Americas	Total

Owned Vessels as of September 30, 2008	27	11	32	70

Newbuild Deliveries	-	-	2	2
Sales	(1)	-	-	(1)
Intersegment Transfers	-	-	-	-
Owned Vessels as of February 23, 2009	26	11	34	71

Managed Vessels	17	2	5	24

Total Fleet as of February 23, 2009	43	13	39	95

	As of	As of
Balance Sheet Data (unaudited) ($000)	December 31, 2008	December 31, 2007
Cash and cash equivalents	$100,761	$40,119
Working capital	138,006	83,556
Vessel and equipment, net	1,035,436	641,333
Construction in progress	134,077	112,667
Total assets	1,556,967	934,012
Long term debt	462,941	159,558
Shareholders’ equity	854,843	676,091

	Twelve Months Ended	Twelve Months Ended
Cash Flow Data (unaudited) ($000)	December 31, 2008	December 31, 2007
Cash flow from operating activities	$205,201	$128,577
Cash flow used in investing activities	(186,787)	(175,383)
Cash flow used in financing activities	56,754	373